Mirati Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Recent Corporate Updates

SAN DIEGO – February 28, 2022 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the fourth quarter and full year 2021 and recent corporate updates.

“Mirati is aggressively advancing its mission for patients with cancer. 2021 was a pivotal year for the company as we achieved important regulatory and clinical milestones across our programs,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “I am confident in our ability to execute against our bold goals in 2022, including potentially launching adagrasib in previously-treated KRASG12C-mutated lung cancer in the U.S., and advancing the adagrasib development program, including moving into earlier lines of therapy and into additional tumor types. We are also rapidly progressing our broader portfolio, which includes sitravatinib, MRTX1719, an MTA cooperative PRTM5 inhibitor for which we recently initiated a Phase 1/2 clinical study, and potentially advancing two additional programs into the clinic in the next year – MRTX1133, our KRASG12D inhibitor and MRTX0902, our SOS1 inhibitor. Our financial strength and dedicated team will enable us to continue to advance our pipeline, invest in innovation and position the company for sustained growth.”
Pipeline Updates
Adagrasib

•Announced the U.S. Food and Drug Administration (FDA) accepted the New Drug Application (NDA) for adagrasib for the treatment of patients with non-small cell lung cancer (NSCLC) harboring the KRASG12C mutation who have received at least one prior systemic therapy. The Prescription Drug User Fee Action (PDUFA) goal date is December 14, 2022.
•Announced positive results from a Phase 2 cohort of the KRYSTAL-1 study evaluating adagrasib in patients with pretreated pancreatic ductal adenocarcinoma and other gastrointestinal (GI) tumors harboring a KRASG12C mutation at the 2022 ASCO GI Cancers Symposium.
•Announced a non-exclusive clinical collaboration agreement with Verastem Oncology to evaluate the combination of adagrasib with Verastem Oncology's investigational RAF/MEK inhibitor VS-6766 in KRASG12C-mutant NSCLC.

Sitravatinib

•The Company remains on track to provide an update in the second half of 2022 from the actively enrolling global registrational Phase 3 study, SAPPHIRE, evaluating sitravatinib plus nivolumab1 in second or third line non-squamous NSCLC based on an interim analysis of overall survival.

MRTX1719

•Announced submission of an Investigational New Drug (IND) application to the U.S. FDA to evaluate MRTX1719, a synthetic lethal MTA cooperative PRMT5 inhibitor, for the treatment of methylthioadenosine phosphoylase (MTAP)-deleted cancers, and initiated a Phase 1/2 clinical study.

Recent Corporate Updates
•Completed a public offering of common stock on November 10, 2021 that provided net proceeds of $475.0 million.
•Published the 2021 Corporate Sustainability Report, the Company’s first report, which provided relevant information describing investments and resources based on the biotechnology and pharmaceuticals framework of the Sustainability Accounting Standards Board.
Fourth Quarter and Full-Year 2021 Financial Results
•Ended the fourth quarter with approximately $1.5 billion in cash, cash equivalents, and short-term investments.
•Research and development expenses for the fourth quarter of 2021 were $153.8 million, compared to $82.7 million for the same period in 2020. Research and development expenses for the twelve months ended December 31, 2021 were $508.6 million, compared to $299.3 million for the same period in 2020. The increase in research and development expenses is primarily due to an increase in expense associated with the development of adagrasib and sitravatinib, an increase in preclinical and early discovery activities, an increase in salaries and other employee-related expense, which includes an increase in share-based compensation expense, as well as an increase in other research and development costs. The Company recognized research and development-related share-based compensation expenses of $21.8 million during the fourth quarter of 2021, compared to $12.2 million for the same period in 2020, and $68.5 million during the twelve months ended December 31, 2021, compared to $48.0 million for the same period in 2020.
•General and administrative expenses for the fourth quarter of 2021 were $43.5 million, compared to $25.3 million for the same period in 2020. General and administrative expenses for the twelve months ended December 31, 2021 were $136.7 million, compared to $83.4 million for the same period in 2020. The increase is due to an increase in salaries and other employee-related expenses, which includes an increase in share-based compensation expense, an increase in professional services expense primarily associated with commercial scale up, an increase in insurance, rent and other facilities-related costs, and an increase in sponsorship agreements expense. The Company recognized general and administrative-related share-based compensation expenses of $12.1 million in the fourth quarter of 2021, compared to $9.6 million for the same period in 2020, and $45.0 million during the twelve months ended December 31, 2021, compared to $37.8 million for the same period in 2020.
•Net loss for the fourth quarter of 2021 was $199.6 million, or $3.72 per share basic and diluted, compared to a net loss of $101.1 million, or $2.08 per share basic and diluted for the same period in 2020. Net loss for the twelve months ended December 31, 2021 was $581.8 million, or $11.21 per share basic and diluted, compared to a net loss of $357.9 million, or $7.96 per share basic and diluted for the same period in 2020.

Conference Call Information

There will be a conference call on February 28, 2022 at 4:30 p.m. ET 1:30 p.m. PT during which company executives will review financial information and address inquiries from investors and analysts.

Investors and the general public are invited listen to a live webcast of the call at the "Investors and Media" section on Mirati.com or by dialing the U.S. toll free +1 313-209-4906 or international +1 877-502-9276, confirmation code: 6820152.

A replay of the call will be available approximately 2 hours after the event has ended at the same website or by dialing in the U.S. toll free +1 719-457-0820 or international +1 888-203-1112, confirmation code: 6820152.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational MTA cooperative PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics Inc., visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. ("Mirati"). Any statement describing Mirati's goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati's drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719, MRTX0902 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati's programs are described in additional detail in Mirati's quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the "SEC") available at the SEC's Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: Temre Johnson | 858-332-3562 | ir@mirati.com

Media Relations: Priyanka Shah | 908-447-6134 | media@mirati.com

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1OPDIVO® (nivolumab) is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash, cash equivalents and short-term investments	$1,491,340	$1,390,106
Other current assets	16,643	13,537
Total current assets	1,507,983	1,403,643
Property and equipment, net	15,824	7,809
Long-term investment	8,218	15,629
Right-of-use asset	37,680	39,890
Other long-term assets	19,049	9,157
Total assets	$1,588,754	$1,476,128

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$35,163	$18,117
Accrued liabilities	108,495	53,355
Total current liabilities	143,658	71,472
Lease liability	45,879	41,905
Other liabilities	2,179	1,962
Total liabilities	191,716	115,339

Shareholders’ equity	1,397,038	1,360,789

Total liabilities and shareholders’ equity	$1,588,754	$1,476,128

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue
License and collaboration revenues	$299	$1,707	$72,092	$13,398
Total revenue	299	1,707	72,092	13,398
Expenses
Research and development	153,839	82,705	508,594	299,349
General and administrative	43,535	25,338	136,679	83,412
Total operating expenses	197,374	108,043	645,273	382,761
Loss from operations	(197,075)	(106,336)	(573,181)	(369,363)
Other (expense) income, net	(2,545)	5,249	(5,304)	11,426
Loss before income taxes	(199,620)	(101,087)	(578,485)	(357,937)
Income tax expense	—	—	3,299	—
Net loss	$(199,620)	$(101,087)	$(581,784)	$(357,937)
Unrealized (loss) gain on available-for-sale investments	(527)	(699)	(691)	(130)
Comprehensive loss	$(200,147)	$(101,786)	$(582,475)	$(358,067)
Net loss per share, basic and diluted	$(3.72)	$(2.08)	$(11.21)	$(7.96)
Weighted average common shares outstanding, basic and diluted	53,615	48,588	51,883	44,988